Exhibit 99.1

FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES
DECLARATION OF QUARTERLY CASH DIVIDEND AND PRUDENTIAL MUTUAL HOLDING COMPANY'S
ADOPTION OF FOURTH STOCK PURCHASE PROGRAM

    Philadelphia, Pennsylvania (June 16, 2010) -- Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a quarterly cash dividend of $0.05 per share on the common stock of the Company, payable on July 30, 2010 to the shareholders of record at the close of business on July 16, 2010.

   The Company also announced that the Board of Directors of Prudential Mutual Holding Company ("MHC"), the majority shareholder of the Company, approved the purchase of an additional 50,000 shares of the Company's common stock. The MHC has completed its previously announced stock purchase program covering 50,000 shares. Purchases will be made by the MHC from time to time in open-market or privately-negotiated transactions or otherwise as, in the opinion of management, market conditions warrant. The purchased shares held by the MHC will continue to be issued and outstanding and will increase the MHC's percentage ownership of the Company.

    Prudential Bancorp, Inc. of Pennsylvania is the “mid-tier” holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886 and headquartered in Philadelphia, Pennsylvania.  Prudential Savings Bank operates six full service offices in Philadelphia and one office in Drexel Hill, Pennsylvania.  At March 31, 2010, the Company had assets totaling $508.2 million, liabilities totaling $454.0 million and $54.2 million of shareholders’ equity.

    Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.   Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.     Investors  are

encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.Prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania and Prudential Savings Bank, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania and Prudential Savings Bank, 215-755-1500.